Exhibit 99.1

UNITED STATES STEEL CORPORATION AND CONSOLIDATED SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL STATEMENTS

On January 31, 2012, a wholly owned subsidiary of United States Steel Corporation (U. S. Steel) sold U. S. Steel Serbia d.o.o. (USSS) to the Republic of Serbia for a purchase price of one dollar.  In addition, U. S. Steel Košice s.r.o. (USSK), a wholly owned subsidiary of U. S. Steel, received a $40 million payment (as determined under Section 7.4 of the Master Share Purchase Agreement) for certain intercompany balances owed by USSS for raw materials and support services. There is a working capital adjustment in the agreement that may result in repayment of a portion of the $40 million received if USSS’ working capital is less than $110 million as of January 31, 2012. The objective of the following unaudited pro forma financial information is to provide information about the impact of the disposition.

The following unaudited condensed consolidated pro forma financial statements are based upon the historical financial statements of U. S. Steel and its consolidated subsidiaries, adjusted to reflect the disposition of USSS. The following unaudited condensed consolidated pro forma financial statements of U. S. Steel should be read in conjunction with the historical consolidated financial statements of U. S. Steel and the related notes included in previous filings with the Securities and Exchange Commission. The unaudited condensed pro forma consolidated balance sheet reflects the disposition of USSS as if it occurred on September 30, 2011 while the unaudited condensed pro forma consolidated statements of operations give effect to the disposition as if it had occurred on January 1, 2010. The pro forma adjustments are based on the best available information including certain assumptions that U. S. Steel management believes are reasonable.

The unaudited condensed consolidated pro forma financial statements are provided for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred had the disposition of USSS closed on September 30, 2011 for the unaudited condensed pro forma consolidated balance sheet or on January 1, 2010 for the unaudited condensed pro forma consolidated statements of operations. Readers should not rely on the unaudited condensed consolidated pro forma financial statements as being indicative of the historical operating results that U. S. Steel would have achieved or any future operating results or financial position that it will experience after the effective date of the transaction.

United States Steel Corporation Unaudited Condensed Pro Forma Consolidated Balance Sheet September 30, 2011

(Dollars in millions)	Historical U. S. Steel Consolidated	USSS Disposition		Pro Forma U. S. Steel

Assets
Current assets:
Cash and cash equivalents	$270	$2	(a)	$268
Receivables	2,613	124	(b)	2,489
Inventories	2,843	133	(c)	2,710
Other current assets	208	7	(c)	201
Total current assets	5,934	266		5,668

Property, plant and equipment, net	6,588	272	(c)	6,316
Intangibles - net	264	—		264
Goodwill	1,749	—		1,749
Other noncurrent assets	1,396	4	(c)	1,392
Total assets	$15,931	$542		$15,389

Liabilities
Current liabilities:
Accounts payable	$2,161	$72		$2,089
Other current liabilities	1,552	9		1,543
Total current liabilities	3,713	81		3,632
Long-term debt, less unamortized discount	3,641	—		3,641
Employee benefits	3,942	11		3,931
Deferred credits and other noncurrent liabilities	465	—		465
Total liabilities	11,761	92	(d)	11,669

Stockholders' Equity
Total United States Steel Corporation stockholders' equity	4,169	450	(e)	3,719

Noncontrolling Interest	1	—		1
Total liabilities and stockholders' equity	$15,931	$542		$15,389

United States Steel Corporation Unaudited Condensed Pro Forma Consolidated Statement of Operations Year ended December 31, 2010

(Dollars in millions,except share and per share data)	Historical U. S. Steel Consolidated	USSS Disposition (f)	Pro Forma U. S. Steel
Total Net Sales	$17,374	$969	$16,405

Operating Expenses
Cost of sales	16,259	1,068	15,191
Selling, general and administrative expenses	610	51	559
Depreciation, depletion and amortization	658	21	637
Other operating income, net	(42)	(20)	(22)
Total operating expenses	17,485	1,120	16,365

(Loss) income from operations	(111)	(151)	40
Net interest and other financial costs	274	8	266
Loss before income taxes	(385)	(159)	(226)
Income tax provision	97	—	97

Net loss attributable to United States Steel Corporation	$(482)	$(159)	$(323)

Loss per common share
Basic	$(3.36)		$(2.25)
Diluted	$(3.36)		$(2.25)

Average common shares outstanding, in thousands
Basic	143,571		143,571
Diluted	143,571		143,571

United States Steel Corporation Unaudited Condensed Pro Forma Consolidated Statement of Operations Nine months ended September 30, 2011

(Dollars in millions,except share and per share data)	Historical U. S. Steel Consolidated	USSS Disposition (f)	Pro Forma U. S. Steel
Total Net Sales	$15,065	$821	$14,244

Operating Expenses
Cost of sales	13,679	902	12,777
Selling, general and administrative expenses	550	42	508
Depreciation, depletion and amortization	512	17	495
Other operating income, net	(84)	(1)	(83)
Total operating expenses	14,657	960	13,697

Income (loss) from operations	408	(139)	547
Net interest and other financial costs (income)	136	(5)	141
Income (loss) before income taxes	272	(134)	406
Income tax provision	114	—	114

Net income (loss) attributable to United States Steel Corporation	$158	$(134)	$292

Income per common share
Basic	$1.10		$2.03
Diluted	$1.02		$1.80

Average common shares outstanding, in thousands
Basic	143,932		143,932
Diluted	171,534		171,534

UNITED STATES STEEL CORPORATION AND CONSOLIDATED SUBSIDIARIES

NOTES TO THE PRO FORMA FINANCIAL STATEMENTS

(a)	The adjustment represents the cash of USSS included in our historical financial statements, net of $17 million in cash that was used to pay USSK on the transaction closing date as partial payment for an intercompany balance (eliminated as an intercompany item in our historical financial statements) owed by USSS for raw materials and support services.
(b)	The adjustment reflects the removal of the receivables of USSS included in our historical financial statements as well as the establishment of a $23 million receivable from the Republic of Serbia, due within three business days following the closing date of the transaction, as partial payment of the intercompany balance noted above.
(c)	The adjustments reflect the removal of the the assets of USSS included in our historical financial statements.
(d)	The adjustments reflect the removal of the liabilities of USSS included in our historical financial statements. The adjustments also include the accrual of $4 million in fees and expenses related to the disposition.
(e)	The adjustment reflects an estimated loss of $481 million on the sale of USSS as if the transaction closed on September 30, 2011. The loss reflects the sale of net assets of $446 million, $4 million of transaction-related fees and $31 million of cumulative translation adjustments related to USSS. The net effect on the pro forma balance sheet of the release of the cumulative translation adjustments into earnings is zero since both the retained earnings and accumulated other comprehensive loss are classified as part of stockholders’ equity. We expect the first quarter 2012 income statement to include the loss on the sale and the release of cumulative currency translation adjustments related to USSS. These losses were excluded from the pro forma income statement as they are non-recurring. There is no tax effect associated with the disposition due to USSS having a full valuation allowance on its net deferred tax assets.
(f)	The adjustments eliminate the results of USSS as if the transaction occurred on January 1, 2010. There is no tax effect associated with the disposition due to USSS having a full valuation allowance on its net deferred tax assets.